EXHIBIT 99.2
                 GUIDANCE RELEASE DATED SEPTEMBER 14, 2005-09-14


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                 NETSOL TECHNOLOGIES, INC. RELEASES GUIDANCE FOR
                                   FISCAL 2006


Calabasas, CA - September 14, 2005 - NetSol Technologies, Inc. (NASDAQ:NTWK), a developer of proprietary software applications and provider of information technology (IT) services, today announced guidance for fiscal 2006. The company expects revenue for fiscal 2006 to be between $19 million and $20 million. Revenue guidance and net income guidance will be updated mid-year.

About NetSol Technologies, Inc.
NetSol Technologies is an end-to-end solution provider for the lease and finance industry. Headquartered in Calabasas, CA, NetSol Technologies, Inc. operates on a global basis with locations in the U.S., Europe, East Asia and Asia Pacific. NetSol helps its clients identify, evaluate and implement technology solutions to meet their most critical business challenges and maximize their bottom line. By utilizing its worldwide resources, NetSol delivers high-quality, cost-effective IT services ranging from consulting and application development to systems integration and outsourcing. NetSol's commitment to quality is demonstrated by its achievement of both ISO 9001 and SEI (Software Engineering Institute)CMM (Capability Maturity Model) Level 4 assessment. For more information, visit NetSol Technologies' web site at www.netsoltek.com.


Securities Exchange Act of 1934
This release is comprised of inter-related information that must be interpreted in the context of all the information provided; accordingly, care should be exercised not to consider portions of this release out of context. This release is provided in compliance with Commission Regulation FD and contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance, are not statements of historical fact and may be "forward-looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through the use of words such as "expects", "will", "anticipates", "estimates", "believes", or statements indicating certain actions "may", "could", or "might" occur. Such statements reflect the current views of NetSol Technologies with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of the underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed or expected. NetSol Technologies does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.